PRICING SUPPLEMENT NO. 76 DATED                         Filed Pursuant to
MAY 13, 1999 TO PROSPECTUS DATED                        Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                     File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:             $2,833,000.00
Original Issue Date
  (Settlement Date):                    May 18, 1999
Stated Maturity Date:                   April 15, 2004
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.000% Per Annum
Interest Payment Dates:                 April 15 and October 15 and semi-
                                        annually thereafter commencing
                                        October 15, 1999
Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [ X ] Yes     [   ] No

Initial Redemption Date:                April 15, 2001
Redemption Price:                       100%

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  138,000.00
Prudential Securities Incorporated      $  445,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $  597,000.00
J.W. Korth & Company                    $1,653,000.00
      Total                             $2,833,000.00

                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $2,833,000.00
Agent's Discount or Commission:         $        6.00       $   16,998.00
Maximum Dealer's Discount or
  Selling Concession:                   $       13.00       $   36,829.00
Proceeds to the Company:                $      981.00       $2,779,173.00

CUSIP Number:  12589QJ49